Exhibit 10.7

As of June 27, 2008

Mr. Jordan Banks

144 Strathallan Blvd.

Toronto, ON  M5N 1S7

Dear Mr. Banks:

Re: End of employment with JumpTV Inc.

This letter is written to confirm the agreement that you have reached with JumpTV Inc. (the “Company”) regarding the end of your employment with the Company.

We have mutually agreed that you have resigned your employment with the Company effective June 27, 2008 (“Termination Date”).  In accordance with your employment agreement dated October 12, 2007, as amended (“Employment Agreement”), you will be paid for days worked, and vacation accrued, up to and including the Termination Date.

Notwithstanding any provisions in your Employment Agreement to the contrary, we have agreed that the Company will provide you certain final payments and benefits in respect of the end of your employment as follows:

(a)                                 The Company will pay you, or your estate, $450,000 less applicable statutory deductions by direct deposit on its next regularly scheduled payroll date.

(b)                                The 1,325,000 Stock Appreciation Rights (“SARs”) that the Company granted to you with an exercise price of US$3.00 will be accelerated such that they are all vested effective as of the Termination Date.  These 1,325,000 SARs will be exercisable for a 90-day period following the Termination Date, which is September 25, 2008.

(c)                                 The Company will grant to you, subject to regulatory and Board of Directors approval, 370,000 SARs at a price of US$0.58, which is the five day volume-weighted average trading price of the Company’s common shares on the Toronto Stock Exchange.  These 370,000 SARs will be fully vested upon grant and will be exercisable until December 31, 2008.  The Company will use its best efforts to acquire all necessary approvals in Connection with this grant, and will additionally seek to acquire the approval for you to hold these SARs in a personal holding corporation.  All SARs grants will be in accordance with, and subject to, the Company’s SARs Plan, as amended.  In the unlikely event that the Company fails to obtain the required approvals, then you and the Company agree that we will renegotiate the agreements contained herein, and any amounts previously paid to you pursuant to paragraph (a) prior to such time will be held in escrow by you until we reach an approved agreement.

(d)                                The Company will transfer ownership of the laptop computer and Blackberry device assigned to you.  No rights to the software installed on the laptop computer will be assigned to you, except for the operating system.  You will undertake to permanently erase, to the best of your ability, any data on the laptop computer or Blackberry device that reflects the confidential or proprietary information of the Company or its present or future affiliates.

(e)                                 You will be entitled to enjoy the group medical, dental, insurance, short term disability and long term disability benefits normally made available by the Company to its senior management employees for a period of one year following the Termination Date.  To the extent that the Company is unable to offer one or more of the benefits to you for all or a portion of this period, the Company will offer to make a one-time payment to you equal to the amount of premiums that would have been payable for the remaining period of entitlement.

In consideration of the foregoing, we have agreed that as a condition of these payments being made and benefits being conferred, you will not be entitled to any other payment, right, benefit, claim or entitlement of any kind whatsoever in respect of the Company or its present and future subsidiaries, directors, officers or employees.  In furtherance of this, you agree to execute and return to the Company the attached release on or prior to July 10, 2008.

Nothing in this letter amends or cancels the obligations in your Employment Agreement related to non-disclosure, non-solicitation, non-competition, or intellectual property.

Jordan, we appreciate the value that you have brought to JumpTV, and we wish you the best in your personal and business future.

Yours truly,

/s/ G. Scott Paterson
G. Scott Paterson
Executive Chairman
JumpTV Inc.

AGREED as of the date first above written.

/s/ Jordan Banks
Jordan Banks

ATTACHMENT

RELEASE

I, Jordan Banks, (the “Releasor”) of the Province of Ontario, in return for good and valuable consideration as described in a letter of even date between me and JumpTV Inc., and for other good and valuable consideration contained therein, the sufficiency and receipt whereof by me is hereby expressly acknowledged, do hereby release and forever discharge JumpTV Inc. Inc., all of its affiliates, any of their respective predecessor or successor entities (collectively the “Companies”) and all officers, directors, employees, servants and agents of the Companies (hereinafter collectively with the Companies referred to as the “Releasees”) of and from all actions, causes of action, suits, debts, demands, dues, bonds, accounts, covenants, contracts and claims whatsoever which I ever had, now have or which I can, shall or may hereafter have for or by reason of any cause, matter or thing whatsoever (collectively, a “Claim”), including without limitation, any Claim relating to my employment with JumpTV Inc. or its affiliates, or the termination thereof.

I hereby specifically covenant, represent and warrant to the Releasees that I have no Claim against the Releasees for or arising out of my employment with any of the Companies or the termination of such employment under any legislation or otherwise, including, without limitation, any Claims for pay, notice of termination, pay in lieu of such notice, severance pay, expenses, bonus, commission, overtime pay, interest, benefits and/or vacation pay and specifically including any Claim under the Canada Labour Code, the Employment Standards Act (Ontario),the Canadian Human Rights Act, the Ontario Human Rights Code, or any other relevant employment or labour legislation applicable to me, all as amended (collectively, the “Legislation”).  I further agree and understand that the aforesaid consideration received by me includes all amounts to which I may have been entitled under the Legislation.

I acknowledge that I have not been subjected to any form of discrimination whatsoever and hereby represent and warrant that I have not commenced any complaint and undertake not to commence any complaint under the Canadian Human Rights Act, the Ontario Human Rights Code or any other similar legislation by reason of my employment with any of the Companies or termination thereof.

In the event that I should hereafter make any Claim or demand or commence or threaten to commence any action, Claim or proceeding against the Releasees or any one or more of them for or by reason of any cause, matter or thing, this document may be raised as an estoppel and complete bar to any such Claim, demand, action, proceeding or complaint.

I agree not to disclose to any third party the private affairs of any of the Releasees, or any trade secrets or confidential information regarding or in relation to any of the Releasees including, without limitation, information relating to any of the Releasees’ clients and potential clients, rate structures, sales volumes, marketing plans, technical information, operational information and product information.  I further agree that all records and copies of records dealing with or relating in any way to the operations and activities of any of the Releasees, made or received during my employment with any of the Releasees hereunder, are, and shall remain the property of the Releasees, and if not already surrendered, shall be surrendered by me immediately.

I acknowledge that: (i) in the performance of my duties with the Releasees, I have acquired detailed, confidential knowledge and information regarding the business, operational and financial affairs of the Releasees; and (ii) the Releasees will suffer irreparable harm and damage if any such knowledge or information is disclosed or made available to any competitors of the Releasees.

I further promise not to make any verbal or written comments to members of the public which, in the reasonable opinion of the Releasees, reflect negatively on any of the Releasees.

I have read the above Release and have been given an opportunity to obtain independent legal advice with respect thereto and confirm that I have sought and received the advice or hereby waive my right to seek the advice, and confirm that I am executing this Release freely, voluntarily and without duress.  I understand and confirm that this Release contains a full and final release of all Claims that I have or may have against each of the Releasees, including but not limited to Claims relating to my employment or the termination of such employment, and I acknowledge that there is no admission of liability on the part of any of the Releasees and that any such liability is in fact denied.

I hereby further agree to keep in confidence and I agree not to reveal or disclose orally or in writing, any details in connection with this settlement or the payment made hereunder to any party, including any employees, agents, servants or representatives of any of the Releasees hereunder, except as may be required by law or to my retained lawyers or financial advisors.

All of the foregoing shall enure to the benefit of each. of the Releasees, their heirs, executors, administrators, successors and assigns, and shall be binding upon me and my respective heirs, executors, administrators and assigns.

IN WITNESS WHEREOF, I have duly executed this Release this 16th day of July, 2008

SIGNED, SEALED AND	)
DELIVERED	)
In the presence of:	)
)
Illegible	)	/s/ Jordan Banks
Witness		Jordan Banks